UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: March 1, 2005

Commission file number: 0-16946

LabOne, Inc.

10101 Renner Blvd.

Lenexa, Kansas 66219

(913) 888-1770

Incorporated in Missouri

I.R.S. Employer Identification Number: 43-1039532

Item 1.01 Entry into a Material Definitive Agreement

On March 1, 2005, LabOne, Inc. and its chief financial officer, John W. McCarty, amended the parties' September 2, 2004 Transition Services Agreement. The amendment provides that (i) the effective date of Mr. McCarty's resignation is extended to April 30, 2005; (ii) LabOne will pay Mr. McCarty's premiums for COBRA continuation medical benefits insurance for a period of up to eighteen (18) months following April 30, 2005, including "gross up" payments to compensate Mr. McCarty for taxes imposed as a result of the premium payments; and (iii) LabOne's obligation to pay Mr. McCarty base pay for twelve (12) months following April 30, 2005 accelerates upon the occurrence of a change of control of LabOne. The First Amendment to Transition Services Agreement is attached hereto as Exhibit 10.1 and incorporated by reference herein.

LabOne and Mr. McCarty also entered into a Consulting Agreement on March 1, 2005 whereby Mr. McCarty will provide consulting services to LabOne for a period of up to one year following April 30, 2005. The Consulting Agreement is attached hereto as Exhibit 10.2 and incorporated by reference herein.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

W. Roger Drury resigned from the LabOne Board of Directors on February 26, 2005.

On March 1, 2005, the Board of Directors appointed Lawrence N. Kugelman as a Class C Director effective March 2, 2005. His initial term ends at the 2005 annual meeting of shareholders. A copy of the March 3, 2005 press release regarding Mr. Kugelman's appointment is attached to this report as Exhibit 99.1 and is incorporated by reference herein. Mr. Kugelman has not yet been appointed to any Board committees.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On March 1, 2005, the LabOne Board of Directors approved the elimination of the "Series B-1 Cumulative Convertible Preferred Stock" and "Series B-2 Cumulative Convertible Preferred Stock" from the LabOne Articles of Incorporation. No shares of Series B-1 Cumulative Convertible Preferred Stock or Series B-2 Cumulative Convertible Preferred Stock are outstanding and no such shares will be issued pursuant to the Certificates of Designation for such preferred stock previously filed with the Missouri Secretary of State. As such, on March 2, 2005, LabOne filed certificates terminating such Certificates of Designation with the Missouri Secretary of State.

On March 1, 2005, the LabOne Board of Directors amended Article I, Section 9 of the Company's Bylaws to clarify that shareholder voting by telephone is permitted under the Bylaws. Exhibit 3.1 shows both the previous and revised versions of Article I, Section 9 of the Company's Bylaws.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

3.1 Amendment to Article I, Section 9 of Bylaws

10.1 First Amendment to John W. McCarty Transition Services Agreement

10.2 John W. McCarty Consulting Agreement

99.1 LabOne, Inc. March 3, 2005 Press Release - Lawrence N. Kugelman

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

 LabOne, Inc.

Date: March 3, 2005	By /s/ John W. McCarty John W. McCarty Executive V.P. and Chief Financial Officer